Exhibit 3.2

CERTIFICATE OF FORMATION
OF
INTERNAP HOLDING LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

This Certificate of Formation of Internap Holding (the “Company”), dated as of May 8, 2020, is being duly executed and filed by Michael Sicoli, as an authorized person, to form a limited liability company under Section 18-201 of the Delaware Limited Liability Company Act  (the “LLCA”) of the State of Delaware.

FIRST:	The name of the limited liability company is Internap Holding LLC.

SECOND:	The address of the registered office of the Company in the State of Delaware is c/o Registered Agent Solutions, Inc. 9 E. Loockerman Street, Suite 311, City of Dover, County of Kent, Delaware 19901.

THIRD:
The name and address of the registered agent for service of process on the Company, required to be maintained in the State of Delaware by Section 18-104 of the LLCA is Registered Agent Solutions, Inc. 9 E. Loockerman Street, Suite 311, City of Dover, County of Kent, Delaware 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation and affirms that the statements made herein are true, under the penalties of perjury, as of the date first above written.

By:	/s/ Michael T. Sicoli
Name: Michael T. Sicoli, Chief Executive Officer
Title: Authorized Person